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                                                                     EXHIBIT 4.3

                               THIRD AMENDMENT TO

                  AMENDED AND RESTATED CLASS B RIGHTS AGREEMENT


         THIS THIRD AMENDMENT to the Amended and Restated Class B Rights Agreement dated April 22, 1992, as amended (as so amended, the "Existing Class B Agreement"), is dated as of August 25, 1999 and is between TECUMSEH PRODUCTS COMPANY, a Michigan corporation (the "Company"), and STATE STREET BANK AND TRUST COMPANY, N.A., as Class B Rights Agent (the "Agent").

         WHEREAS, pursuant to Section 7(a) of the Existing Class B Agreement, on January 23, 2001, holders of Class B Rights Certificates will no longer be permitted to exercise the Class B Rights evidenced thereby; and

         WHEREAS, pursuant to Section 7(b) of the Existing Class B Agreement, the purchase price for each share of Class B Stock upon exercise of Class B Rights is $160.00, subject to adjustment from time to time pursuant to Sections 11 and 13(a) of the Existing Class B Agreement; and

         WHEREAS, as adjusted for events occurring prior to the date hereof, the current purchase price of each share of Class B Stock upon exercise of Class B Rights is $80.00; and

         WHEREAS, the Company has appointed State Street Bank and Trust Company, N.A. to succeed NBD Bank, N.A. as Class B Rights Agent under the Existing Class B Agreement, with such appointment to be effective as of the date of this Third Amendment, and State Street Bank and Trust Company, N.A. has accepted such appointment; and

         WHEREAS, the Board of Directors of the Company desires to amend the Existing Class B Agreement to (a) extend to August 25, 2009 the date upon which holders of Class B Rights Certificates can exercise the Class B Rights evidenced thereby, (b) increase the purchase price of each share of Class B Stock upon exercise of Class B Rights to $180.00 (taking into account all adjustments to such purchase price occurring prior to the date hereof), and (c) reflect that State Street Bank and Trust Company, N.A. has become successor Class B Rights Agent under the Existing Class A Agreement; and

         WHEREAS, the Board of Directors of the Company has authorized and approved the amendments to the Existing Class B Agreement hereafter set forth in this Third Amendment and has directed the execution hereof, and a compliance certificate concerning this Third Amendment has been delivered to the Agent;

         NOW, THEREFORE, in consideration of the foregoing and pursuant to
Section 26 of the Existing Class B Agreement, the parties hereby agree as follows:

         1. All references in the Existing Class A Agreement to the Class A Rights Agent shall refer to State Street Bank and Trust Company, N.A., as Class A Rights Agent.

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         2. The cover page of the Existing Class B Agreement is hereby amended by replacing the words "NBD BANK, N.A." with "STATE STREET BANK AND TRUST COMPANY, N.A."

         3. The first paragraph of the Existing Class B Agreement is hereby amended by replacing the words "NBD BANK, N.A., a National Association" with "STATE STREET BANK AND TRUST COMPANY, N.A., a Massachusetts Trust Company."

         4. The definition of "Business Day" in Section 1 of the Existing Class B Agreement is hereby amended in its entirety to read as follows: "'Business Day' shall mean any day other than a Saturday, Sunday or a day on which banking institutions in The Commonwealth of Massachusetts are authorized or obligated by law or executive order to close."

         5. The definition of "Close of Business" in Section 1 of the Existing Class B Agreement is hereby amended in its entirety to read as follows: "'Close of Business' on any given date shall mean 5:00 P.M., Eastern time, on such date; provided, however, that if such date is not a Business Day it shall mean 5:00 P.M., Eastern time, on the next succeeding Business Day."

         6. The second sentence of Section 2 of the Existing Class B Agreement is hereby amended in its entirety to read as follows: "With the consent of the Class B Rights Agent, the Company may from time to time appoint such Co-Class B Rights Agents as it may deem necessary or desirable, upon ten (10) days' prior written notice to the Class B Rights Agent. The Class B Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such Co-Class B Rights Agent."

         7. Section 7(a) of the Existing Class B Agreement is hereby amended by replacing the date "January 23, 2001" with the date "August 25, 2009."

         8. Section 7(b) of the Existing Class B Agreement is hereby amended by replacing the reference to "$160.00" with "$180.00."

         9. Section 11(a)(i) of the Existing Class B Agreement is hereby amended by replacing the words "In the event the Company shall at any time after the date of this Class B Rights Agreement" with the following words: "In the event the Company shall at any time after August 25, 1999."

         10. Each of Section 11(p)(A) and Section 11(p)(B) of the Existing Class B Agreement is hereby amended by replacing the date "April 22, 1992" with the date "August 25, 1999."

         11. The second sentence of Section 18(a) of the Existing Class B Agreement is hereby amended by inserting the word "gross" immediately before the word "negligence" in such sentence.

         12. Section 20(c) of the Existing Class B Agreement is hereby amended by inserting the word "gross" immediately before the word "negligence" in such Section.



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         13. The address of the Class B Rights Agent in Section 25 of the
Existing Class B Rights Agreement is hereby replaced with the following:

             "State Street Bank and Trust Company, N.A.
              c/o Equiserve Limited Partnership
              150 Royal Street
              Canton, MA  02021
              Attn: Client Administrator"

         14. Exhibit B to the Existing Class B Agreement (Summary of Rights to Purchase Class B Stock) is hereby amended to read in its entirety as set forth in Annex A to this Third Amendment.

         15. Except as specifically amended herein, the Existing Class B Agreement shall remain in full force and effect as existing prior to the date hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed, all as of the date first above written.

ATTEST:                            TECUMSEH PRODUCTS COMPANY


By:                                By:  /s/ Todd W. Herrick
   -----------------------            ------------------------------------
     Name:                            Name:  Todd W. Herrick
     Title:                           Title: President and Chief
                                             Executive Officer


ATTEST:                            STATE STREET BANK AND TRUST
                                   COMPANY, N.A.


By:                                By:  /s/ Charles V. Rossi
   -----------------------            ------------------------------------
     Name:                            Name: Charles V. Rossi
     Title:                           Title:   President















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                                     ANNEX A

                                                                       EXHIBIT B

                          SUMMARY OF RIGHTS TO PURCHASE
                                  CLASS B STOCK


         Pursuant to a Class B Rights Agreement amended and restated in 1992, Tecumseh Products Company (the "Company") distributed one Class B Right for each share of Class B Stock issued by the Company. Each Class B Right entitles the registered holder, subject to the terms of the Class B Rights Agreement, to purchase from the Company one share of Class B Stock at a specified purchase price.

         Effective August 25, 1999, the Company and State Street Bank and Trust Company, N.A., as successor Class B Rights Agent, amended the Class B Rights Agreement to, among other things, (a) increase the initial exercise price of each Class B Right from $80.00 to $180.00, (b) extend the expiration date of the Class B Rights from January 23, 2001 to August 25, 2009, and (c) to reflect that State Street Bank and Trust Company, N.A. has become successor Class B Rights Agent. This summary does not purport to be complete and is qualified in its entirety by reference to all the provisions of the Class B Rights Agreement, including its definition of certain terms. The Class B Rights Agreement is incorporated in this summary by reference. A copy of the Class B Rights Agreement and all amendments to that Agreement have been filed with the Securities and Exchange Commission and are available free of charge from the Company.

         Each Class B Right entitles the registered holder, subject to the terms of the Class B Rights Agreement, to purchase from the Company one share of Class B Stock at a purchase price of $180.00 per share, subject to adjustment (the "Purchase Price"). The Purchase Price is payable in cash or by certified or bank check or money order payable to the order of the Company.

         The Class B Rights currently are attached to all certificates representing shares of outstanding Class B Stock. Class B Rights will also be attached to all certificates representing shares of Class B Stock issued in the future until the Distribution Date. Initially, no separate Class B Rights Certificates will be distributed. Until the Distribution Date, the Class B Rights will be evidenced by the certificates representing Class B Stock and will be transferred with and only with those certificates. The Class B Rights are not exercisable until the Distribution Date and will expire at the close of business on August 25, 2009, unless earlier redeemed by the Company as described below.

         The Class B Rights will separate from the Class B Stock on the Distribution Date. The Distribution Date will occur upon the earlier of (i) 10 business days following a public announcement (the "Stock Acquisition Date") that a person or group of persons (an "Acquiring Person") has acquired 10% (or, if such person or group is a "Grandfathered Person," the "Grandfathered Percentage") or more of the then outstanding shares of Class B Stock, or (ii) 10 business days (or a later date determined by the Board of Directors) following the commencement, without Board approval, of a tender or exchange offer that would result in a



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person or group owning 10% or more of the then outstanding shares of Class B
Stock. Any person or group that owned 5% or more of the Class B Stock outstanding on April 22, 1992 (a "Grandfathered Person") will not be an Acquiring Person unless the percentage of outstanding shares of Class B Stock owned by that Grandfathered Person subsequently exceeds twice the percentage owned on April 22, 1992, plus an additional 1% (the "Grandfathered Percentage"). An announcement by the Company will only give rise to the Stock Acquisition Date if the Company expressly states in the announcement that it will do so.

         After the Distribution Date, Class B Rights Certificates will be mailed to holders of record of Class B Stock on the Distribution Date. From that point on, the separate Class B Rights Certificates alone will represent the Class B Rights.

         If (i) the Company survives a merger with an Acquiring Person and shares of Class B Stock remain outstanding, or (ii) any person becomes the owner of 15% (or, if such person is a Grandfathered Person, the greater of 15% or the Grandfathered Percentage) or more of the outstanding shares of Class B Stock (other than pursuant to a transaction described in the next paragraph), or (iii) an Acquiring Person engages in one or more "self-dealing" transactions as set forth in the Class B Rights Agreement, or (iv) an event occurs which results in an Acquiring Person's ownership interest being increased by more than 1% (other than pursuant to a transaction described in the next paragraph), then, in each such case, each Class B Right will thereafter represent the right to receive, upon exercise, shares of Class B Stock (or, in certain circumstances, shares of Class B Stock and cash, property or other securities of the Company) having a value equal to two times the Purchase Price of the Class B Right. However, all Class B Rights that are owned by any Acquiring Person will be null and void.

         If, at any time following the Stock Acquisition Date, (i) the Company merges into any other person, (ii) any person merges into the Company and in connection with the merger all or part of the Class B Stock is converted or exchanged for cash or property, or securities of any other person, or (iii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Class B Right (except Class B Rights which previously have been voided as described above) will have the right to receive, upon exercise, common stock of the Acquiring Person having a value equal to two times the Purchase Price of the Class B Right.

         The Purchase Price payable, and the number of shares of Class B Stock issuable, upon exercise of the Class B Rights are subject to adjustment from time to time to prevent dilution. Those circumstances are set forth in detail in the Class B Rights Agreement With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. The Company is not required to issue fractional shares. Instead, it may make a cash adjustment based on the market price of the Class B Stock prior to the date of exercise.

         For 10 business days following the Stock Acquisition Date, the Company's Board of Directors may redeem all the Class B Rights at a price of one-fourth of one cent ($.0025) per Class B Right, subject to adjustment (the "Redemption Price"). The Redemption Price is payable, at the election of the Board, in cash or shares of Class B Stock. Immediately upon action of the Board of Directors ordering the redemption of the Class B Rights, the Class B




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Rights will terminate and the holders of Class B Rights will only have a right to receive the Redemption Price.

         Until a Class B Right is exercised, the holder of the Right will have no rights as a shareholder of the Company with respect to that Right (but they will have rights as a shareholder with respect to the Class B Common Stock that the Class B Right is attached to). The distribution of the Class B Rights is not taxable to shareholders or to the Company. However, Class B shareholders may, depending on the circumstances, recognize taxable income if the Class B Rights become exercisable.

         Any of the provisions of the Class B Rights Agreement may be amended at any time prior to the Distribution Date. After the Distribution Date, the Class B Rights Agreement may be amended to cure an ambiguity, defect or inconsistency, to make changes that do not adversely affect the interests of holders of Class B Rights Certificates (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period. However, no amendment may be made to lengthen the time period governing redemption when the Class B Rights are not redeemable or to lengthen any other time period unless it is for the purpose of protecting, enhancing or clarifying the rights of and/or the benefits to the holders of Class B Rights.

































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